Investor Relations Contact:

[LOGO] UTG                               [LOGO] Hawk Associates, Inc.
       Universal Travel Group                   Frank Hawkins and Julie Marshall
                                                Phone: (305) 451-1888
10940 Wilshire Blvd. Suite 1600                 E-mail: info@hawkassociates.com
Los Angeles, CA 90024                           http://www.hawkassociates.com
Contact: Jacalyn Guo
e-mail: Jacalyn@chutg.com                ---------------------------------------
Phone: (310) 443-4151                        News Release: FINAL
www.chutg.com                                FOR IMMEDIATE RELEASE
                                         ---------------------------------------

         Universal Travel Group Announces Closing of the Acquisition of
                Xi'an Golden Net Travel Serve Service Co., Ltd.

LOS ANGELES and SHENZHEN, China - August 6, 2007 -- Universal Travel Group (OTCBB: UTVG), a leading air travel and air cargo transportation agency in Southern China, announced today that it has closed the acquisition of Xi'an Golden Net Travel Serve Service Co., Ltd. The price for the acquisition was $1,800,000, of which $1,542,000 was paid in cash. The remaining $258,000 was satisfied by the issuance of 151,765 shares of newly issued Universal Travel Common Stock.

Xi'an Golden Net Travel Serve Service Co., Ltd. was established in 2001. The company focuses on the domestic tourism market and provides air tickets, train tickets and other services. The company had revenue of $5,500,000 and net income of $490,000 for 2006, and expects a 80% increase in revenue and net income for 2007.

Clients of Xi'an Golden Net Travel Serve ranked Terracotta Warriors, Da Yan Tower and Hua Qing Chi the top three tourist spots offered by Xi'an. The company has received the "High Integrity Award" from the Shanxi Provincial Consumers Association many times. Xi'an Golden Net has also received other accolades including the "Best Ten Xi'an Travel Agency" award. The company's brand image is associated with the "trip to the Ancient City."

Rich historical and cultural heritage and unique natural beauty have made Xi'an City the most preferred tourist destination in China for both domestic and international tourists. Xi'an Golden Net specializes in central plains tours of Xi'an. In 2005, the company formed joint ventures with travel agencies in Tibet, Xinjiang, Shanxi and Inner Mongolia that focused on western plains routes to achieve a "find one agency, tour the entire Chinese west" service concept. The company plans to develop programs for business travel as well as new tour packages that include tours with a personal guide, unguided vehicle tours and adventure tours. The company also plans to create segments organized around tour spots, travel agents, tourist vehicles and souvenirs to enhance competitive advantage.

The Shanxi Provincial Tourism Bureau, Compass Network, and local media reported that the Shanxi province received 1.06 million overseas tourists and 64 million domestic tourists, with total tourist revenue of $40 billion in 2006. The tourism industry in China is also predicted to grow at 10.4% annually over the next 10 years, making it the world's foremost tourist destination. Universal Travel believes that this provides a good opportunity for Xi'an Golden Net to grow.


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Chairwoman and CEO of UTVG, Jiangping Jiang said, "Through the acquisition of
Speedy Dragon we completed our entry into the air cargo transportation field. With the acquisition of Xi'an Golden Net we will not only strengthen our position in the packaged tours field, but we will also achieve a shared network of resources and complementary advantages between our air ticket booking and packaged tours business. In this way, we continue to develop our company's four business segments, which are air ticketing, hotel reservation, packaged tours and air cargo transportation. We expect to generate higher revenue and net income with these two acquisitions."

About Xi'an Golden Net Travel Serve Service Co., Ltd

For more information about Xi'an Golden Net Travel Serve Service Co., Ltd. visit, http://www.52xi-an.com.

About Universal Travel Group

Universal Travel Group, a leading air travel and air cargo transportation agency in Southern China, is engaged in providing reservation, booking, and domestic and international travel and tourism services throughout China. The company's core services include booking services for air tickets, hotels and restaurants, as well as air cargo transportation and tour routing for customers. Universal Travel recently completed the acquisition of Shenzhen Speedy Dragon Enterprise Ltd., a nationwide cargo logistics company based in Pearl River Delta, China. Universal Travel's goal is to become China's leading transportation services provider in aviation, cargo and hotel booking. For more information, visit http://www.chutg.com.

A profile for investors can be accessed at http://www.hawkassociates.com/utvgprofile.aspx. For investor relations information regarding Universal Travel Group, contact Jacalyn Guo at (310) 443-4151, e-mail Jacalyn@chutg.com, or contact Frank Hawkins or Julie Marshall, Hawk Associates, at (305) 451-1888, e-mail info@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com. To receive free e-mail notification of future releases, subscribe at http://www.hawkassociates.com/email.aspx.

Forward-looking Statement:

The statements in these news releases contain forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such forward-looking statements involve certain risks, assumptions and uncertainties. In each case actual results may differ materially from such forward-looking statements. Any statements regarding targets for future results are forward-looking and actual results may differ materially. These are the company's targets, not predictions of actual performance.


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